                                                                    EXHIBIT 6(b)


                   [CONTINENTAL ASSURANCE COMPANY LETTERHEAD]


                                    AMENDMENT

The policy to which this amendment is attached is amended as stated below.

1. The provision titled "Effective Annuity Date" is deleted and replaced by the following provision:

   Effective Annuity Date - The date of the first payment of an Annuity benefit for a Participant. This will be the first day of the month designated in advance by the Participant in writing. However, the date shall not be earlier or later than the date required for annuity contracts subject to Section 403(b) of the Internal Revenue Code.

2. The provision titled "Withdrawals" is amended by including the following sentence:

   However, effective January 1, 1989, no amount attributable to a salary reduction agreement will be paid to the Participant under this provision before the Participant attains age 59 1/2, except to the extent permitted for annuity contracts subject to Section 403(b) of the Internal Revenue Code.

This amendment takes effect as of the policy Effective Date and terminates concurrently with the policy to which it is attached. It is subject to all the exceptions, limitations and provisions of the policy.

Signed for the Continental Assurance Company at its Home Office, CNA Plaza, Chicago, Illinois 60685.


                                                           /s/ E. J. Noha
                                                           ---------------------
                                                           Chairman of the Board

                      [CNA INSURANCE COMPANIES LETTERHEAD]


August 31, 1983



Dear Contractholder:

The United States Supreme Court recently rendered a decision that could have a significant impact on your pension or profit sharing plan.

In the case of Arizona Governing Committee for Tax Deferred Compensation Plans
v. Norris, the Supreme Court ruled that Title VII of the Civil Rights Act of 1964 prohibits an employer from offering employees the option of receiving retirement benefits in a form which results in unequal payments for men and women. The Supreme Court also held that the employer cannot provide these benefits even if it utilizes an insurance company which uses sex-based mortality tables. Additionally, the Court held that benefits derived from contributions collected after August 1, 1983, must be calculated without regard to the sex of the employee.

These rulings, as they relate to the Civil Rights Act of 1964, affect employers with fifteen or more employees. However, several individual states have adopted their own Fair Employment Practices Act that apply to smaller groups of employees. We suggest that you consult your attorney regarding the effect of this decision upon your plan.

CNA's current pension and profit sharing contracts contain guaranteed annuity rates based on sex-distinct mortality tables. Enclosed is a Rider to your contract that provides you with the option to elect the use of unisex annuity rates for all or any portion of an annuity purchased under your contract. If, in the future, our current unisex rates are lower than the guaranteed rates, they will, of course, be used for the purposes of quoting and purchasing annuities.

If you have any questions, please feel free to call or write.

Sincerely,

/s/ SEYMOUR ADAMS

Seymour Adams, Supervisor
Individual Funds
Customer Service - 28 South
(312) 822-6597

                        [CONTINENTAL ASSURANCE COMPANY]



                       Unisex Annuity Purchase Rate Rider


RIDER TO BE ATTACHED TO AND BECOME A PART OF GROUP POLICY GP- ISSUED BY THE CONTINENTAL ASSURANCE COMPANY (herein called the Company).

Unisex Annuity Purchase Rate Table 1 is hereby added to the Contract. It does not replace or modify any existing Contract provision. Upon written notice from the Contractholder for each annuity purchased under the Contract this table will be used in lieu of and subject to the same provisions as the other guaranteed annuity purchase rate table(s) and/or settlement options provided under the Contract.

The rates in Unisex Annuity Purchase Rate Table 1 may be changed by the Company at any time one year after the effective date of this rider by written notice to the Contractholder not less than sixty (60) days prior to the date of the change is to take effect. No revision will be made with respect to annuities in the course of payment.

This Rider shall become effective August 1, 1983.

In Witness Whereof, the undersigned have caused this Rider to be duly executed this 1st day of August, 1983.




                                              Continental Assurance Company



By: /s/ David L. Stone                        By: /s/ Larry Ballard
   -------------------------------               ------------------------------
   Assistant Secretary                           Senior Vice-President

                      UNISEX ANNUITY PURCHASE RATE TABLE 1


                    Initial Monthly Annuity Payment Provided
                            by Application of $1,000

                                Life Annuity with          Life Annuity with
                                   60 Monthly                 120 Monthly
                               Payments Guaranteed        Payments Guaranteed           Life Annuity
                               -------------------        -------------------           ------------
            Age*
            ----
            55                        $5.43                      $5.39                      $5.44
            56                         5.50                       5.46                       5.51
            57                         5.58                       5.54                       5.60
            58                         5.67                       5.62                       5.69
            59                         5.76                       5.71                       5.78
            60                         5.86                       5.80                       5.88
            61                         5.97                       5.89                       5.99
            62                         6.08                       5.99                       6.11
            63                         6.20                       6.10                       6.23
            64                         6.32                       6.22                       6.36
            65                         6.46                       6.34                       6.50
            66                         6.61                       6.46                       6.66
            67                         6.76                       6.60                       6.82
            68                         6.93                       6.74                       6.99
            69                         7.11                       6.89                       7.18
            70                         7.30                       7.04                       7.39
            71                         7.51                       7.21                       7.61
            72                         7.73                       7.38                       7.85
            73                         7.97                       7.56                       8.12
            74                         8.23                       7.74                       8.40
            75                         8.50                       7.93                       8.71

*Age of annuitant at the annuitant's birthday nearest the date as of which annuity payments begin.

                    Initial Monthly Annuity Payment Provided
                            by Application of $1,000


                        Joint and 50% Contingent Annuity


                            Contingent Annuitant Age



  Primary       55   56    57    58    59    60    61    62    63    64     65    66    67    68    69    70
Annuitant Age* -----------------------------------------------------------------------------------------------
--------------
      55      $5.18 5.19  5.20  5.22  5.23  5.24
      56       5.22 5.24  5.25  5.27  5.28  5.30  5.31
      57       5.27 5.29  5.31  5.32  5.34  5.35  5.37  5.38
      58       5.33 5.35  5.36  5.38  5.40  5.41  5.43  5.44  5.46
      59       5.38 5.40  5.42  5.44  5.46  5.47  5.49  5.51  5.53  5.54
      60       5.44 5.46  5.48  5.50  5.52  5.54  5.56  5.58  5.60  5.61 5.63
      61            5.52  5.54  5.56  5.58  5.61  5.63  5.65  5.67  5.69 5.71  5.73
      62                  5.61  5.63  5.65  5.68  5.70  5.72  5.74  5.77 5.79  5.81  5.83
      63                        5.70  5.72  5.75  5.77  5.80  5.82  5.85 5.87  5.89  5.92  5.94
      64                              5.80  5.82  5.85  5.88  5.90  5.93 5.96  5.98  6.01  6.03  6.05
      65                                    5.90  5.93  5.96  5.99  6.02 6.05  6.07  6.10  6.13  6.15  6.18
      66                                          6.01  6.05  6.08  6.11 6.14  6.17  6.20  6.23  6.26  6.29
      67                                                6.13  6.17  6.20 6.24  6.27  6.30  6.34  6.37  6.40
      68                                                      6.26  6.30 6.34  6.37  6.41  6.35  6.48  6.52
      69                                                            6.40 6.44  6.48  6.52  6.56  6.60  6.64
      70                                                                 6.55  6.60  6.64  6.68  6.73  6.77



*Age of annuitant at the annuitant's birthday nearest the date as of which annuity payments begin.

                    Initial Monthly Annuity Payment Provided
                            by Application of $1,000

                        Joint and 50% Contingent Annuity

                            Contingent Annuitant Age

   Primary      55   56    57    58    59    60    61    62    63    64    65   66    67    68    69    70
 Annuitant Age*-----------------------------------------------------------------------------------------------
---------------
                                                                          C>
      55      $4.94 4.96  4.99  5.01  5.04  5.06
      56       4.96 4.99  5.02  5.04  5.07  5.09  5.12
      57       4.99 5.02  5.04  5.07  5.10  5.13  5.16  5.18
      58       5.01 5.04  5.07  5.10  5.13  5.16  5.19  5.22  5.25
      59       5.04 5.07  5.10  5.13  5.17  5.20  5.23  5.26  5.29  5.32
      60       5.06 5.09  5.13  5.16  5.20  5.23  5.27  5.30  5.34  5.37 5.40
      61            5.12  5.16  5.19  5.23  5.27  5.31  5.34  5.38  5.42 5.45  5.48
      62                  5.18  5.22  5.26  5.30  5.34  5.38  5.42  5.46 5.50  5.54  5.57
      63                        5.25  5.29  5.34  5.38  5.42  5.47  5.51 5.55  5.59  5.63  5.67
      64                              5.32  5.37  5.42  5.46  5.51  5.55 5.60  5.64  5.69  5.73  5.77
      65                                    5.40  5.45  5.50  5.55  5.60 5.65  5.70  5.75  5.79  5.84  5.88
      66                                          5.48  5.54  5.59  5.64 5.70  5.75  5.80  5.85  5.91  5.96
      67                                                5.57  5.63  5.69 5.75  5.80  5.86  5.92  5.97  6.03
      68                                                      5.67  5.73 5.79  5.85  5.92  5.98  6.04  6.10
      69                                                            5.77 5.84  5.91  5.97  6.04  6.10  6.17
      70                                                                 5.88  5.96  6.03  6.10  6.17  6.24



*Age of annuitant at the annuitant's birthday nearest the date as of which annuity payments begin.

                   [CONTINENTAL ASSURANCE COMPANY LETTERHEAD]

                             310 So. Michigan Avenue
                             Chicago, Illinois 60604

                                  (the Company)

agrees to pay the benefits provided by this Contract (the Contract).

The Contract is issued in consideration of the Application for the Contract by

                              (the Contractholder)

and the payment by the Contractholder of the contributions stated in the Contract. It provides for investment of contributions in Continental Assurance Company Separate Account (B), and supplements the Companion Contract which provides for fixed annuity payments.

The benefits under the Contract are on a variable basis. The dollar amount of such benefits may increase or decrease.

The Contract will be effective at the Contractholder's address at 12:01 A.M. Standard Time from the ____________ day of ___________________ (the Effective
Date).

The provisions set forth on the following pages are made a part of the Contract.


Signed for the Company at Chicago, Illinois


/s/ E J NOHA                                        /s/ THOMAS R. IGLESKI
--------------------                                -------------------------
 Chairman                                           Corporate Secretary



                   -------------------------------------------
                                    Registrar


               GROUP VARIABLE ANNUITY CONTRACT NUMBER ____________
                                   403(b) PLAN
                                NON-PARTICIPATING


ANNUITY BENEFITS AND OTHER VALUES PROVIDED BY THE CONTRACT, WHICH ARE BASED ON THE INVESTMENT EXPERIENCE OF CONTINENTAL ASSURANCE COMPANY SEPARATE ACCOUNT (B), ARE VARIABLE AND ARE NOT GUARANTEED AS TO FIXED DOLLAR AMOUNT.

                          CONTINENTAL ASSURANCE COMPANY
                             310 So. Michigan Avenue
                             Chicago, Illinois 60604

APPLICATION is hereby made to Continental Assurance Company by


                              (the Contractholder)

for the Group Variable Annuity Contract which is attached hereto and accepted by the Contractholder (the Contract).

The Contract shall replace and supersede as of _______________ Group Contract No. ______________ dated ____________________ issued by the Company to the
Contractholder (the Superseded Contract). The value of each Participant's account under the Superseded Contract shall be transferred as of such date to the Contract.



Dated at _______________ this ______________ day of ______________ , 19 _____.



                                                  -----------------------------

                                                  By:
                                                    ---------------------------
                                                    Title

--------------------------
Witness

                                      INDEX

                                                                    Section
DEFINITIONS                                                    1.01 through 1.10

TRANSACTIONS PRIOR TO RETIREMENT

          Contributions; Sales Charge                                   2.01
          Administration Charge                                         2.02
          Transfers to and from the Companion Contract                  2.03
          Withdrawals                                                   2.04
          Termination Options                                           2.05
          Death Benefits                                                2.06

ACCUMULATION UNIT VALUES

          Ownership                                                     3.01
          Accumulation Units                                            3.02
          Value of Accumulation Units                                   3.03

ANNUITY BENEFIT PAYMENTS

          Annuity Benefits                                              4.01
          Annuity Options                                               4.02
          Determination of Initial Payment                              4.03
          Subsequent Payments                                           4.04

THE CONTRACT AND SEPARATE ACCOUNT

          Entire Contract                                               5.01
          Information                                                   5.02
          Amendments                                                    5.03
          Termination of The Contract                                   5.04
          Experience Rating                                             5.05
          The Separate Account                                          5.06
          Termination of Separate Account Management Agreement          5.07
          Non-Participating                                             5.08

GENERAL PROVISIONS

          Certificates                                                  6.01
          Reports                                                       6.02
          Assignment of Benefits                                        6.03
          Beneficiary                                                   6.04
          Facility of Payment                                           6.05
          Proof of Age                                                  6.06
          Misstatements and Errors                                      6.07
          Premium Taxes                                                 6.08
          Reserves                                                      6.09

TABLES

          Options 1 and 2                                               7.01
          Option 3                                                      7.02

                              PART I - DEFINITIONS

1.01 ACCUMULATION UNIT - A unit which is used to determine the value of a Participant's account prior to the Effective Annuity Date.

1.02 ANNUITY UNIT - A unit which is used to determine the amount of each Annuity payment after the first.

1.03 COMPANION CONTRACT - A fixed annuity contract which supplements the Contract.

1.04 CONTRACTHOLDER - The entity to which the Contract is issued.

1.05 EFFECTIVE ANNUITY DATE - The date of the first payment of an Annuity benefit for a Participant. This will be the first day of the month designated in advance by the Participant in writing. If no prior date is designated, this payment will be automatic on the first day of the month following the Participant's 75th birthday.

1.06 FIXED ANNUITY - An annuity with payments which are fixed in amount throughout the payment period.

1.07 SEPARATE ACCOUNT OF SEPARATE ACCOUNT (B) - The Assets of the Company in a segregated investment account, titled "Continental Assurance Company Separate Account (B)," established by the Company for this class of contracts.

1.08 SEPARATE ACCOUNT COMMITTEE - A five member board in which the management of the Separate Account is vested.

1.09 VARIABLE ACCUMULATION ACCOUNT - The sum of the accumulation units credited to a Participant under the Contract.

1.10 VARIABLE ANNUITY - An annuity with payments which vary with the investment results of the Separate Account.

                   PART II - TRANSACTIONS PRIOR TO RETIREMENT

2.01 CONTRIBUTIONS; SALES CHARGE

     The Company will receive contributions from the Contractholder on behalf of each Participant under the Contract. The amount allocated to a Participant's Variable Accumulation Account from each contribution will be equal to the contribution less the sales charge stated in the following table. The sales charge for each Participant will be determined on the basis of total contributions to date on his behalf, including the current contributions, under both the Contract and the Companion Contract.

       Total Contributions                 Sales Charge
       -------------------                 ------------
        First $10,000                           5 %
        Over $10,000 up to $20,000              4 %
        Over $20,000                         2 1/2%

     The amount of each contribution on behalf of a Participant to his Variable Accumulation Account must be at least $10.00

2.02 ADMINISTRATION CHARGE

     An annual administration charge in an amount determined by the Company will be deducted from each Variable Accumulation Account at the end of each Calendar Year. The deduction will be in the form of accumulation units and will be based on the actual cost of administration of this class of contracts during the previous Calendar Year. It will be calculated by dividing the amount of the administration charge by the accumulation unit value on the valuation date on which the charge is made. The administration charge for any Participant who is covered under the Contract for only a portion of a Calendar Year will be prorated on a monthly basis. If no contributions are received on behalf of a Participant during a calendar year the deduction from the Participant's Variable Accumulation Account for that year will be 50% of the administration charge which would otherwise be made.

2.03 TRANSFERS TO AND FROM THE COMPANION CONTRACT

     The Participant, through written direction to the Company, may have any portion of his Variable Accumulation Account under the Contract transferred to the Companion Contract for application under its terms, provided that
     (a) Variable Accumulation Account values which have been applied to provide annuities under the Contract are not transferable, and (b) a charge of $10.00 will be made on the second and each succeeding transfer made in each Calendar Year. The Participant may, through written direction to the Company and subject to the conditions of the Companion Contract, transfer monies to the Contract from the Companion Contract.

2.04 WITHDRAWALS

     The Participant, through written direction to the Company, may withdraw any portion of his Variable Accumulation Account, subject to the restriction that Variable Accumulation Account values which have been used to provide annuities under the Contract cannot be withdrawn.

2.05 TERMINATION OPTIONS

     A Participant may elect any one of the following options on termination of Participation prior to his Effective Annuity Date other than through death or retirement.

                (1)   CASH SETTLEMENT

                      The Company will pay the Participant the then dollar value of his Variable Accumulation Account in a single sum. The dollar redemption value will be determined on the Valuation Date following receipt of notice of termination if no other option is elected.

                (2)   ACCUMULATION

                      The Participant may allow his Variable Accumulation Account to remain under the Contract, without further contributions, and with continued full participation in the investment experience of the Contract, for later payment under Termination Option 1, or, on written election, as an annuity subject to the provisions of the annuity options in Section 4.02. The Variable Accumulation Account can remain under this option up to the 75th birthday of the Participant when either the Cash Settlement option or an annuity option must be elected.

                (3)   TRANSFER

                      The Participant may have the value of his Variable Accumulation Account transferred to the Companion Contract for retention according to its terms.

                (4)   CHANGE OF EMPLOYER

                      If the Participant terminates his employment and his subsequent employer has a contract of this type in force with the Company, a transfer may be made to that contract.

                      In the event no election is received from a Participant on termination of Participation, Option (2) will be automatic.

2.06 DEATH BENEFIT

     If the death of a Participant occurs prior to his Effective Annuity Date, the Company will pay to his Beneficiary a death benefit equal to the amount of the Participant's Variable Accumulation Account.

     By written notice to the Home Office of the Company, a Participant may elect to have the whole or any part of the death benefit paid to a Beneficiary under any of the annuity options in Section 4.02 of the Contract. If no such election is in force at the death of the Participant, the Beneficiary may elect to leave the Fixed Accumulation Account under the Accumulation provision described in Section 2.05 for any period of time up to what would have been the Participant's 75th birthday, or to receive the whole or any part of the death benefit in a single sum or under any of the annuity options in Section 4.02 of the Contract.

                       PART III - ACCUMULATION UNIT VALUES

3.01 OWNERSHIP

     The Participant's rights under the Contract are non-forfeitable. Each Participant is the sole owner of his Variable Accumulation Account.

3.02 ACCUMULATION UNITS

     The assets of Separate Account (B) will be apportioned among equal units called accumulation units. The number of accumulation units credited to a Participant's Variable Accumulation Account is determined by dividing the current contribution (less the sales charge) applicable to that Participant by the dollar value of an accumulation unit as of the date the contribution is applied.

3.03 VALUE OF ACCUMULATION UNITS

     The value of an accumulation unit was established at $1.00000 on June 30, 1966. The value of an accumulation unit on any valuation date is equal to the net asset value of the Separate Account divided by the number of accumulation units outstanding.

     The net asset value of the Separate Account is the market value of all securities and other assets less liabilities. Market value is determined by appraising (1) portfolio securities which are traded on a national securities exchange at the last sale price, or, if there is no sale price, at the closing bid; (2) other securities not so traded, for which over-the-counter market quotations are available, at the bid price; (3) all other securities and other assets at a fair value determined in the best judgment of the Separate Account Committee. Any income tax payable by the Company with respect to the assets of the Separate Account may be included with other liabilities in determining net asset value.

     A deduction will be made by the Company for investment advisory services at an annual rate of .5% of the average value of the Separate Account.

                       PART IV - ANNUITY BENEFIT PAYMENTS

4.01 ANNUITY BENEFIT

     Each Participant under the Contract is entitled to receive a Variable Annuity commencing on his Effective Annuity Date. The Participant may also elect to have any or all of his Variable Accumulation Account transferred to the Companion Contract for the purchase of an annuity according to its terms.

4.02 ANNUITY OPTIONS

     A Participant may elect any annuity option under the Contract at any time up to 30 days prior to his Effective Annuity Date. If no option is elected the Automatic Annuity Form will be Option 1 with 120 monthly payments guaranteed.

     OPTION 1

         Life Annuity with 60 or 120 Monthly Payments Guaranteed - Monthly payments during the lifetime of the Participant with a guarantee that, if at the death of the Participant payments have been made for less than 60 or 120 months as selected, annuity payments may, at the option of the Beneficiary, be discounted at the Assumed Investment Rate and paid as one sum or be continued to the Beneficiary during the remainder of the selected period. If the Beneficiary dies while receiving annuity payments, the remainder of the guaranteed payments will be discounted at the Assumed Investment Rate for payment as one sum to the estate of the Beneficiary.

    OPTION 2

         Life Annuity - Monthly payments during the lifetime of the Participant, ceasing with the last payment due prior to the death of the Participant.

    OPTION 3

         Joint and Survivor Annuity - Monthly payments during the lifetime of the Participant, and on his death continued for life in the same number of annuity units to a contingent annuitant designated by the Participant prior to his Effective Annuity Date.

     Other options are available with the consent of the Company and will be furnished on request.

     No option may be elected unless the initial payment would be at least $25.00. If this condition cannot be met through use of the Automatic Annuity form or under any annuity option which the Participant is willing to elect, the value of the Participant's Variable Accumulation Account will be paid in one sum.

     No option may be elected which has a certain period longer than the life expectancy of the Participant, (or, in the case of a Joint and Survivor Annuity, the Participant and his spouse,) at the Effective Annuity Date on the basis of the morality table used to determine the annuity payments.

4.03 DETERMINATION OF INITIAL PAYMENT

     The tables contained in Part VII of the Contract are used to determine the initial monthly annuity payment. They show the dollar amount of the initial monthly payment which can be purchased by each $1,000 applied.

     A Participant's initial annuity payment will be determined as the product of (a) the Initial Monthly Income Provided by Application of $1,000 shown in Part VII and (b) the value of his Variable Accumulation Account determined as of the 15th day of the calendar month preceding his Effective Annuity Date less any applicable premium taxes not deducted under the provisions of Section 6.08.

     The monthly incomes shown in the tables of Part VII are based on the Group Annuity Table for 1951 adjusted and projected with interest at the Assumed Investment Rate of 3 1/2%. The amount of initial monthly payment depends on the sex and adjusted age of the Participant. The adjusted age is determined from the actual age on the birthday nearest to the Effective Annuity Date in the following manner:

               Year of Retirement                Adjusted Age
               ------------------                ------------
                  1971 - 1975                     Actual Age
                  1976 - 1985                  Actual Age minus 1
                  1986-1995                    Actual Age minus 2
                  1996 - and later             Actual Age minus 3

     The Assumed Investment Rate is incorporated into the annuity tables. This rate will be 3 1/2%, unless an optional rate is elected by the Participant at least 30 days prior to the date annuity payments are to commence. The optional rates are 3%, 4%, 4 1/2%, and 5%.

     The Company guarantees that, if at the Effective Annuity Date, the mortality basis then used in determining annuity rates for this class of contracts would produce more favorable results, the Company will use the more favorable basis with the chosen Assumed Investments Rate in calculating the Initial Payment.

4.04 SUBSEQUENT PAYMENTS

     Variable Annuity Payments after the first are measured in Annuity Units. The number of Annuity Units owned by each Participant is determined by dividing his Initial Annuity Payment by the Annuity Unit Value at the Effective Annuity Date. The amount of each subsequent annuity payment is the product of (1) the number of Annuity Units owned by the Participant and
     (2) the Annuity Unit Value for the valuation period in which the payment is due, rounded to the nearest cent.

     The Annuity Unit Value was established at $1.00 on July 1, 1966. It is redetermined on the first day of each month by applying the value of an Annuity Unit as of the first day of the preceding month to the ratio of (a) to (b), where (a) is the ratio of the monetary value of an accumulation unit on the fifteenth day of the preceding month to the value of an accumulation unit on the fifteenth day of the second preceding month, and
     (b) equals (1 + i) 1/12, with "i" equal to the Assumed Investment Rate.

                   PART V - THE CONTRACT AND SEPARATE ACCOUNT

5.01 ENTIRE CONTRACT

     The Contract and the application of the Contractholder, a copy of which is attached to the Contract, constitute the entire contract between the parties.

5.02 INFORMATION

     The Contractholder will furnish to the Company in writing at its Home Office information reasonably necessary for the administration of the Contract, and will notify the Company promptly and in writing at its Home Office of all changes affecting the Contract.

5.03 AMENDMENTS

     The Contract may not be modified or amended, nor its provisions waived or extended in any respect, except with the written consent of the Company and in compliance with the laws of the State in which the Contract is issued. Written consent must be signed by the President, a Vice-President, the Secretary or an Assistant Secretary of the Company whose authority will not be delegated.

     With the written consent of the Company, the Contractholder may amend the Contract at any time without the consent of any Participant, provided that no amendment will deprive a Participant of any rights to benefits accrued under the Contract as of the effective date of the amendment. The Company may amend the Contract to conform to applicable Federal or State laws or regulations or to changes in the operation of the Separate Account which have been approved by vote of the Participants or by the Separate Account Committee.

     The Company reserves the right to revise the annuity tables in Part VII, the deduction from contributions in Section 2.01, the administration charge in Section 2.02 and the transfer charge in Section 2.03, subject to the following restrictions: (a) no revision will be made with respect to annuities in course of payment, and (b) the annuity purchase rates will be guaranteed for annuities elected during the initial 5 Contract Years. Any revisions will be made by giving notice to the Contractholder at least 90 days before the date the change is to take effect.

5.04 TERMINATION OF THE CONTRACT

     The Contractholder may, as of any Valuation Date, through written notice received by the Company at least 30 days before this date, elect to terminate the Contract. The Contract and participation in Separate Account
     (B) will terminate immediately upon any finding by the District Director of the Internal Revenue Service that the annuity benefits do not meet the requirements of Section 403(b) of the Internal Revenue code.

     If the Contract terminates, each Participant will have the same options with respect to his Variable Accumulation Account as are provided in
     Section 2.05, except that the "Accumulation" option will not be available if termination is due to tax disqualification.

5.05 EXPERIENCE RATING

     At the sole discretion of the Company a credit may be allocated to the Contract after comparing the costs incurred by the Contract with the sales and administration charges. This credit, if allocated, may be in the form of an increase in benefits or a reduction in the sales or administration charges. The credit may be applied at any time after the experience rating period. An experience rating period is any period of time not less than 12 months.

5.06 THE SEPARATE ACCOUNT

     All assets of the Separate Account are owned by the Company and the Company shall not be, nor hold itself out to be, a trustee with respect to such assets. The assets of the Separate Account equal to the reserves and other contract liabilities with respect to the Separate Account may not be charged with liabilities arising out of the other business the Company may conduct.

5.07 TERMINATION OF SEPARATE ACCOUNT MANAGEMENT AGREEMENT

     In the event the Management Agreement for the Separate Account is terminated, the Company will liquidate all assets of the Separate Account. The values of the Variable Accumulation Accounts of all Participants who have not retired will be paid to those Participants by the Company as soon as practicable thereafter, provided that each such Participant shall have the option of requesting that the value of his Variable Accumulation Account be transferred to the Companion contract if such contract is being continued in effect, or to a regular non-participating department of the Company, for application to provide a deferred fixed annuity. The interest of all retired Participants in the Separate Account will be transferred by the Company to its regular non-participating department and applied to provided fixed annuities in the same form and on the same actuarial basis as the variable annuities then in effect for such Participants. To the extent permitted by the proceeds from liquidation, the amount of each fixed annuity shall be the same as the last variable payment received under the Contract.

5.08 NON-PARTICIPATING

     The Contract is Non-Participating and will be held with the other non-participating business of the Company.

                          PART VI - GENERAL PROVISIONS

6.01 CERTIFICATES

     The Company will issue to the Contractholder for delivery to each Participant an individual certificate setting forth a statement of the benefits to which he is entitled under the Contract.

6.02 REPORTS

     At least once in each Calendar Year after the first, the Company will inform the Participant of the then dollar value of his Variable Accumulation Account maintained under the Contract.

6.03 ASSIGNMENT OF BENEFITS

     The interest of either a Participant or a Beneficiary under the Contract may not be sold, assigned, discounted or pledged as collateral for a loan or as security for the performance of an obligation, or for any other purpose, to any person other than the Company. Such interest, benefits and payments will not be subject to any legal process to levy upon or attach the same for payment of any claim against any Participant or Beneficiary.

6.04 BENEFICIARY

     Each Participant will have the right to designate the Beneficiary to whom any death benefit will be payable under the Contract. All Beneficiary designations must be made in writing and will be held by the Company.

     A Participant will have the right to change a designated Beneficiary at any time. However, if a change occurs on or after an annuity option is selected, it must be filed with the Company, and it will relate back to and take effect as of the date signed, without prejudice to the Company on account of any payments made by it before receipt of the request for change in Beneficiary. The interest of any Beneficiary who dies before the Annuitant will vest in the Participant, unless otherwise provided in the beneficiary designation.

6.05 FACILITY OF PAYMENT

     If the Company deems the recipient of any payment under the Contract to be legally incompetent, the Company will have the right, in settlement of full liability, to make the payment to a guardian, relative or other person. If a benefit is due to the death of a Participant, and no Beneficiary is named, or if the named Beneficiary has not survived, the Company may, in full discharge of its liability, pay the benefit to the Estate of the Participant.

6.06 PROOF OF AGE

     The Company reserves the right to require proof, satisfactory to it, of the age of any Participant and any joint annuitant prior to mailing the first payment on any annuity under the Contract.

6.07 MISSTATEMENTS AND ERRORS

     If the date of birth, sex or other information affecting the amount of a benefit is misstated, adjustments will be made by the Company to conform to the true facts. If the amount of any annuity has been understated, a single sum will be paid to the annuitant equal to the total in dollars of the errors in annuity payments made. If an overpayment is made, annuity payments will be suspended until the overpayment in dollars is recovered. If benefit overpayments are found to be unrecoverable, the Company will have no liability to the Contractholder or Participants if it made payments correctly based on the facts in its possession.

6.08 PREMIUM TAXES

     If the laws or regulations of any State or other jurisdiction require the payment of premium taxes upon receipt of contributions made under the Contract, the Company will have the right to deduct the applicable amounts from contributions or in such manner as may be required by the laws or regulations.

6.09 RESERVES

     Reserves for Variable Annuities will be computed on the Group Annuity Table for 1951 adjusted and projected with interest at the Assumed Investment Rate.

                                    PART VII

                                   TABLE 7.01
                                   ----------

Monthly Income Provided by Application of $1,000 at Effective Annuity Date


                                          Option 1                                        Option 2
               ---------------------------------------------------------------     -----------------------
                    Life Annuity With                    Life Annuity With
                       120 Monthly                          60 Monthly
                   Payments Guaranteed                  Payments Guaranteed               Life Annuity
               -------------------------            --------------------------     -----------------------
   Adjusted
     Age             Male         Female               Male        Female             Male       Female
   --------          ----         ------               ----        ------             ----       ------
      55            $5.40         $4.82               $5.51        $4.86             $5.55       $4.87
      56             5.51          4.92                5.64         4.96              5.69        4.98
      57             5.64          5.02                5.78         5.07              5.83        5.09
      58             5.76          5.13                5.93         5.19              5.99        5.21

      59             5.90          5.24                6.09         5.31              6.15        5.33
      60             6.04          5.36                6.26         5.45              6.33        5.47
      61             6.19          5.49                6.44         5.59              6.52        5.62
      62             6.34          5.62                6.63         5.74              6.73        5.77
      63             6.50          5.76                6.84         5.90              6.95        5.94

      64             6.66          5.91                7.05         6.07              7.19        6.12
      65             6.83          6.07                7.28         6.26              7.44        6.31
      66             7.01          6.23                7.53         6.45              7.72        6.52
      67             7.19          6.40                7.79         6.67              8.01        6.75
      68             7.37          6.58                8.06         6.89              8.32        6.99

      69             7.55          6.76                8.35         7.14              8.66        7.26
      70             7.73          6.95                8.66         7.40              9.02        7.55
      71             7.91          7.14                8.99         7.69              9.42        7.86
      72             8.09          7.34                9.33         7.98              9.85        8.21
      73             8.27          7.53                9.69         8.30              10.31       8.57

      74             8.44          7.72               10.07         8.65              10.81       8.97
      75             8.60          7.91               10.46         8.97



These rates are guaranteed for all annuity purchases under the Contract for Participants subject to Sections 4.03 and 5.03.

                                    PART VII

                                   TABLE 7.02
                                   ----------

                 Monthly Incomes Provided By $1,000 Applied At
                           The Effective Annuity Date

                                    Option 3
                           Joint and Survivor Annuity
                           --------------------------

                             Adjusted Age of Female

   Adjusted
 Age of Male    55    56     57     58     59      60      61       62       63      64     65     66      67     68     69     70
-----------------------------------------------------------------------------------------------------------------------------------
      55      $4.45 $4.50  $4.55  $4.60  $4.65   $4.70
      56       4.48  4.53   4.58   4.64   4.69    4.74    $4.79
      57       4.50  4.56   4.62   4.67   4.73    4.79     4.84   $4.90
      58       4.53  4.59   4.65   4.71   4.77    4.83     4.89    4.95    $5.01
      59       4.56  4.62   4.68   4.74   4.81    4.87     4.93    5.00     5.06   $5.13

      60       4.58  4.64   4.71   4.78   4.84    4.91     4.98    5.05     5.12    5.18  $5.25
      61             4.67   4.74   4.81   4.88    4.95     5.02    5.10     5.17    5.24   5.32  $5.39
      62                    4.77   4.84   4.91    4.99     5.07    5.14     5.22    5.30   5.38   5.46   $5.53
      63                           4.87   4.95    5.03     5.11    5.19     5.27    5.36   5.44   5.52    5.61   $5.69
      64                                  4.98    5.06     5.15    5.23     5.32    5.41   5.50   5.59    5.68    5.77  $5.86

      65                                          5.09     5.18    5.27     5.37    5.46   5.56   5.65    5.75    5.85   5.94  $6.04
      66                                                   5.22    5.32     5.41    5.51   5.61   5.72    5.82    5.92   6.03   6.13
      67                                                           5.35     5.46    5.56   5.67   5.78    5.89    6.00   6.11   6.22
      68                                                                    5.50    5.61   5.72   5.83    5.95    6.07   6.19   6.31
      69                                                                            5.65   5.77   5.89    6.01    6.14   6.27   6.40

      70                                                                                   5.82   5.94    6.07    6.21   6.34   6.48

These rates are guaranteed for all annuity purchases under the Contract for Participants subject to the provisions of Sections 4.03 and 5.03.